                          CERTIFICATE OF AMENDMENT OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                                 D-VINE, LTD.

                          --------------------------


     It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is D-Vine, Ltd.

     2. The certificate of incorporation of the Corporation is hereby amended by striking out Article Forth thereof and by substituting in lieu of said Article the following new Article Fourth:

     The Corporation shall have the authority to issue 60,000,000 shares of which 50,000,000 shares shall be common stock having a $0.01 par value each (the "Common Stock") and 10,000,000 shares shall be preferred stock having a $0.01 par value each (the "Preferred Stock"). Each 150 shares of Common Stock outstanding on February 20, 1996, shall be deemed on and after such date to be one share of Common Stock of the Corporation, par value $0.01 per share.

     Each share of outstanding common stock, par value $.01 per share (the "Common Stock"), of the Corporation, outstanding on March 26, 1999, shall be reclassified as, and become, one one thousandth (1/1000) of a share of Common Stock of the Corporation and the number of shares of Common Stock of the Corporation represented by each stock certificate representing Common Stock of the Corporation outstanding on March 26, 1999 shall be proportionally adjusted by dividing such number by one thousand (1000). No fractional shares will be issued pursuant to this reclassification and in lieu of fractional shares, registered holders will be entitled to receive the appropriate number of shares they are entitled to rounded up for any fractional share to the next whole share of Common Stock. Notwithstanding the foregoing, the authorized capital of the Corporation shall remain as 60,000,000 shares, of which 50,000,000 shares shall be common stock having a $0.01 par value each, and 10,000,000 shares shall be preferred stock having a $0.01 par value each.

     3. The amendment of the certificate of incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware, by the unanimous votes of the Board of Directors and of consent of the majority of the shareholders of the Corporation on March 29, 1999.


Signed on March 29, 1999.


                                        ________________________________________
                                        Edward J. Tobin, President